EXHIBIT 5

STOCK RESTRICTION AND OPTION AGREEMENT

This Stock Restriction and Option Agreement (“Agreement”) is entered effective this is 1st day of December, 1998, by and between ROBERT E. HOWARD II, an individual (“Howard”), and JOE HEITZ, an individual (“General Manager”).

EXPLANATORY STATEMENT:

WHEREAS, Howard and General Manager wish to grant Howard the option to purchase certain Group 1 Automotive, Inc. shares of General Manager;

WHEREAS, Howard and General Manager wish to make provision to phase out and terminate the option granted to Howard; and

WHEREAS, the parties desire to grant to Howard an option to acquire General Manager’s shares of Group 1 upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and understandings of the parties hereto, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

The following words are intended to have the following meanings when used in this Agreement:

1.1 Agreement shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

1.2 Anniversary Dates:

(a)	First Anniversary Date means November 30, 1999.

(b)	Second Anniversary Date means November 30, 2000.

(c)	Third Anniversary Date means November 30, 2001.

(d)	Fourth Anniversary Date means November 30, 2002.

(e)	Fifth Anniversary Date means November 30, 2003.

1.3 Effective Date shall mean the effective date of this Agreement as set forth in the preamble of this Agreement.

1.4 Escrow Agent shall mean Randall K. Calvert, who shall hold and deposit funds and certificates representing shares of Group 1 to effect a purchase or sale pursuant to this Agreement.

1.5 Encumber or Encumbrance. “To Encumber” includes to pledge, hypothecate, or otherwise secure any type of debt or obligation with shares of the Stock, whether incurred voluntarily or involuntarily, and in any manner whatsoever. An “Encumbrance” is any type of security or surety interest created by such Encumbering.

1.6 Exercise Date means the date of the exercise of the Option pursuant to the provisions of Section 3.1.

1.7 Group 1 shall mean Group 1 Automotive, Inc., a Delaware corporation.

1.8 Option Date shall mean December 1, 1998.

1.9 Option Price is the purchase price for the Option Shares, as calculated pursuant to the provisions of Section 3.3.

1.10 Option Shares means the shares of Group 1 stock owned by General Manager, subject to this Agreement, as specified in Section

1.11 Person shall mean any individual, entity, corporation, association, trust, partnership, joint venture, limited liability company or any government agency or political subdivision thereof.

1.12 Termination Date means the last date upon which Howard may exercise the Option, which is the Fifth Anniversary Date.

1.13 Transfer is any sale, assignment, pledge, Encumbrance, gift, bequest, or other transfer of Option Shares, whether or not for value and whether or not made on account of a court order or otherwise by operation of law, including any Transfer incident to any divorce or marital property settlement or any Transfer pursuant to applicable community property, quasi-community property or similar state law.

ARTICLE II.

RESTRICTIONS ON STOCK TRANSFERS

2.1 Restriction on Transfer or Encumbrance of Shares. General Manager agrees that he will not Transfer or Encumber any of the Option Shares, nor will he permit any such Transfer or Encumbrance to be effected by operation of law, by judicial process, or otherwise, other than in accordance with this Agreement.

2.2 Unauthorized Transfer or Encumbrance of the Option Shares. If General Manager Transfers or Encumbers any of the Option Shares otherwise than in strict accordance with the terms and conditions of this Agreement, such Transfer. or Encumbrance shall be of no force, effect or validity, and shall be null and void ab initio. No attempted Encumbrance or Transfer of any Option Shares not in accordance with the terms of this Agreement shall be reflected on Group 1’s books.

2.3 Endorsement on Stock Certificates. All certificates issued to represent the Option Shares shall, in addition to any other legend required or permitted by the Certificate of Incorporation or By-laws, bear the following legend:

This security is the subject of restrictions pursuant to a Stock Restriction and Option Agreement effective the 1st day of December, 1998, a copy of which is on file with the Secretary of Group 1 Automotive, Inc., and may not be transferred, exchanged. sold, assigned, encumbered or otherwise disposed of except in strict accordance with the express terms of such agreement. By acceptance of this certificate the holder hereof agrees to be bound by the terms of such agreement.

General Manager may return his certificates representing shares of Group 1 which are no longer subject to the terms of this Agreement to the Secretary of Group 1, who will issue new certificates, without the restrictive endorsement required by this Agreement.

ARTICLE III.

OPTION TO PURCHASE

3.1 Howard’s Option to Purchase Shares. For the periods indicated below, General Manager hereby grants to Howard an option (the “Option”) to purchase the number of Group 1 shares indicated with respect to each period stated below. Option shares subject to the Option shall be reduced by twenty percent (20%) after each Anniversary Date as indicated below. The number of Option Shares for each indicated period shall be as set forth below:

During the Period:	Option Shares Subject to the Option:
Option Date to First Anniversary Date	100% of the Option Shares

First Anniversary Date to Second Anniversary Date	80% of the Option Shares

Second Anniversary Date to Third Anniversary Date	60% of the Option Shares

Third Anniversary Date to Fourth Anniversary Date	40% of the Option Shares

Fourth Anniversary Date to Fifth Anniversary Date	20% of the Option Shares

The number of Option Shares and the Option Price shall be adjusted for any change in the capitalization of Group 1, as provided in Section 4 below. As Twenty percent (20%) of the Option Shares are released from the Option after each Anniversary Date as indicated by the above schedule, the legend printed on such released Option Shares pursuant to Section 2.2 shall be removed from such released Option Shares within a reasonable period of time after the expiration of the Option on such released Option Shares, and if such released Option Shares are in the possession of an Escrow Agent, they shall be promptly delivered to General Manager.

3.2 Exercise of Option. This Option must be exercised by Howard on or before the Termination Date, by notice in writing pursuant to the provisions of Section 4.10, to General Manager. Notice shall be deemed given and the Option exercised on the date on which the notice is mailed (“Exercise Date”). If Howard fails to exercise the Option prior to the Termination date. this Agreement shall terminate and have no effect.

3.3 Option Price. The price for the purchase of the Option Shares (“Option Price”) shall be ten dollars ($10). The number of Option Shares during each period is a follows:

During the Period:	Option Shares:
Option Date to First Anniversary Date	16,667 Shares

First Anniversary Date to Second Anniversary Date	13,334 Shares

Second Anniversary Date to Third Anniversary Date	10,000 Shares

Third Anniversary Date to Fourth Anniversary Date	6,668 Shares

Fourth Anniversary Date to Fifth Anniversary Date	3,333 Shares

3.4 Payment of Option Price. Payment shall be made for the Option Shares in cash at the time of Closing, as defined below. General Manager will receive the benefits of ownership of the Option Shares from the Exercise Date to the date of Option Closing.

3.5 Option Closing. The purchase of the Option Shares pursuant to this Agreement will take place at a closing (“Option Closing”), held at 1:00 P.M. on the thirtieth (30th) day after the Exercise Date, at 13300 Broadway Extension. Oklahoma City, Oklahoma in Howard’s office at said location, or at any other place and time to which the parties agree.

3.5.1 At the Option Closing, Howard will pay for the Option Shares and General Manager will deliver certificates representing all of the Option Shares, duly endorsed, free and clear of all Encumbrances.

3.5.2 If General Manager does not deliver the certificates at the Option Closing, then (1) Howard shall deposit the Option Price with the Escrow Agent; (2) the Escrow Agent shall deposit such funds with any bank with which Group 1 has a bank account on the date of the Option Closing, to be paid to General Manager as soon as is reasonably practicable; and (3) Group 1 will adjust its transfer books to reflect that the Option Shares have been Transferred.

3.6 Power of Attorney. General Manager appoints Group 1, through its Secretary or such other officer as its Board of Directors may designate, as his agent and attorney in fact to execute and deliver all documents needed to convey his Option Shares, if General Manager is not present at the Closing. This power of attorney is coupled with an interest and is executed under the provisions of Okla. Stat. tit. 58, §§ 1071-1077 (1997). This power of attorney shall become effective immediately, and shall not be affected by General Manager’s subsequent disability or incapacity, or by lapse of time, and shall continue for so long as this Agreement is in effect.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

4.1 Recapitalization, Exchanges, Etc. Affecting the Securities. The provisions of this Agreement shall apply to the full extent set forth herein with respect to the Option Shares, and to any and all equity or debt securities of Group 1 or any successors or assigns of Group 1 (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity of debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassification, recapitalization. reorganization and the like occurring after the date hereof.

4.2 Term. The term of this Agreement shall expire on the Termination Date. Upon the expiration of the term of this Agreement, (i) the parties shall have no continuing rights or obligations, and (ii) the Shares of General Manager shall be free of all burdens and restrictions, under this Agreement. This Agreement shall terminate in all respects upon occurrence of any of the following events: (i) dissolution of Group l; or (ii) the Termination Date.

4.3 No Option to General Manager. General Manager acknowledges that this Agreement does not grant General Manager, now or at any time in the future, the option or right to acquire any shares of Group 1.

4.4 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that at the request of Howard or Group 1, General Manager shall execute such additional instruments and documents as Howard or Group 1 may deem reasonably necessary to effectuate this Agreement.

4.5 Reliance. The parties to this Agreement represent and warrant that, in making the decision to enter into this Agreement, they have not relied in any manner upon attorneys of any of the other parties, other than the information or representations set forth herein. The parties to this Agreement also represent and warrant that each of them has had the benefit of counsel of their own choice and has been afforded an opportunity to review this Agreement with their chosen counsel. The parties to this Agreement further represent that they have read this Agreement, that they understand it, and that they have executed it voluntarily and with full knowledge of its contents. General Manager acknowledges that Howard’s counsel, Randall K. Calvert, prepared this Agreement in the course of his representation of Howard, and that:

(1)	GENERAL MANAGER HAS BEEN ADVISED BY MR. CALVERT THAT A CONFLICT EXISTS AMONG THEIR INDIVIDUAL INTERESTS;

(2)	GENERAL MANAGER HAS BEEN ADVISED BY MR. CALVERT TO SEEK THE ADVICE OF INDEPENDENT COUNSEL;

(3)	GENERAL MANAGER HAS HAD THE OPPORTUNTTY TO SEEK THE ADVICE OF INDEPENDENT COUNSEL;

(4)	GENERAL MANAGER HAS RECEIVED NO REPRESENTATIONS FROM MR. CALVERT ABOUT THE TAX CONSEQUENCES OF THIS AGREEMENT;

(5)	GENERAL MANAGER HAS BEEN ADVISED BY MR. CALVERT THAT THIS AGREEMENT MAY HAVE TAX CONSEQUENCES;

(6)	GENERAL MANAGER HAS BEEN ADVISED BY MR. CALVERT TO SEEK THE ADVICE OF INDEPENDENT TAX COUNSEL; AND .

(7)	GENERAL MANAGER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT TAX COUNSEL.

4.6 Legal Fees and Costs. In the event that either party elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover its legal expenses, including, without limitation, reasonable attorneys’ fees, costs, and disbursements, in addition to any other relief to which such party may be entitled.

4.7 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the choice of law principles of such State).

4.8 Benefit/Assignment. Subject to any provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. Neither Howard nor General Manager may assign any of their rights hereunder to any Person.

4.9 Waiver of Breach. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

4.10 Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered or mailed by prepaid, certified mail, return receipt requested, addressed as follows:

If to Howard:	Robert E. Howard II
c/o Bob Howard Automall
P.O. Box 14508
Oklahoma City, Oklahoma 73113

with a copy to:	Randall K. Calvert, Esq.
6520 N. Western, Suite 100
Oklahoma City, OK 73116

If to General Manager:	Joe Heitz
3600 W. Maine, Suite 150
Norman, OK 73072

or to such other address, and to the attention of such other person or officer, as either party may designate, with copies thereof to the respective counsel thereof, all at the addresses that a party may designate by like written notice

4.11 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any persons or circumstances shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the parties as expressed herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

4.12 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

4.13 Divisions and Headings. The divisions of this Agreement into sections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

4.14 Entire Agreement; Amendment. This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject transactions contemplated hereby and supersede all prior oral and written agreements and memoranda and undertakings among the panics hereto with regard to this subject matter. This Agreement may be amended only by a written instrument duly executed by Howard and General Manager.

4.15 Conflict. In the event of any conflict between the provision of this Agreement and the provisions of another agreement, the provisions of this Agreement shall govern and prevail.

4.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL MANAGER:

Joe Heitz, an individual

HOWARD:

/s/ ROBERT E. HOWARD II
ROBERT E. HOWARD II, an individual

GROUP 1:

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ JOHN T. TURNER
John T. Turner,
Executive Vice President